Exhibit 99.1

Vapotherm Reports Fourth Quarter and Fiscal Year 2019 Financial Results

2019 Revenue of $48.1 Million Reflects 13.5% Increase Over Prior Year

EXETER, New Hampshire, March 4, 2020 / Business Wire / -- Vapotherm, Inc. (NYSE: VAPO), (“Vapotherm” or the “Company”), a global medical technology company focused on the development and commercialization of its proprietary Hi-VNI® Technology products that are used to treat patients of all ages suffering from respiratory distress, today announced fourth quarter and fiscal year 2019 financial results.

Fourth Quarter 2019 Summary

•	Revenue for the fourth quarter of 2019 was $13.0 million, representing an 11.3% increase over the prior year period
•	Worldwide installed base of Precision Flow Hi-VNI™ systems grew by 18.0% compared to the fourth quarter of 2018.
•	Disposable Revenue represented 74.4% of Revenue and was $9.7 million, 21.4% growth over the prior year period
•	Gross margin was 45.1% in comparison to gross margin of 41.2% in the fourth quarter of 2018

Fiscal Year 2019 Summary

•	Revenue for 2019 was $48.1 million, 13.5% growth over 2018
•	Disposable Revenue represented 72.9% of revenue and was $35.1 million, 23.2% growth over 2018
•	Gross margin was 44.3% in comparison to gross margin of 39.6% in 2018

Fiscal Year 2020 Revenue Outlook

•	Anticipated revenue for 2020 of $52.9 million to $54.5 million, representing a projected increase of 10% to 13%

“We are pleased with our progress during 2019, which included a 23.2% increase in disposable revenue, growth of 18.0% in our worldwide installed base of Precision Flow systems, and 470 basis point improvement in gross margin,” said Joe Army, President and CEO of Vapotherm. “In 2020, we intend to continue to focus on our ED Gold account strategy, increasing our worldwide installed base, launching new products worldwide, including the Oxygen Assist Module outside of the United States, and continued gross margin improvement.”

Results for the Three Months Ended December 31, 2019

The following table reflects the Company’s net revenue for the three months ended December 31, 2019 and 2018:

	Three Months Ended December 31,
	2019		2018		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
Revenue
Capital (product & lease revenue)	$2,920	22.4%	$3,255	27.9%	$(335)	(10.3%)
Disposable	9,679	74.4%	7,972	68.2%	1,707	21.4%
Service	411	3.2%	459	3.9%	(48)	(10.5%)
Total revenue	$13,010	100.0%	$11,686	100.0%	$1,324	11.3%

Exhibit 99.1

Revenue for the fourth quarter of 2019 was $13.0 million, a 11.3% increase over the fourth quarter of 2018, and in line with preliminary fourth quarter revenue of $12.9 million as announced on January 10, 2020.  Total capital revenue, including both product sales and lease revenue, decreased 10.3% over the fourth quarter of 2018 primarily as a result of fewer sales and leases of our Precision Flow units and lower average selling prices in the United States. Total disposable revenue increased 21.4% year over year, primarily driven by an increase in the worldwide installed base of Precision Flow units, and increased average selling prices worldwide. Disposable revenue as a percentage of total revenue for the fourth quarter of 2019 and 2018 was 74.4% and 68.2%, respectively.

Revenue information by geography is summarized as follows:

	Three Months Ended December 31,
	2019		2018		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
United States	$9,821	75.5%	$9,032	77.3%	$789	8.7%
International	3,189	24.5%	2,654	22.7%	535	20.2%
Total Revenue	$13,010	100.0%	$11,686	100.0%	$1,324	11.3%

U.S. revenue growth in the fourth quarter of 2019 was driven by an increase in disposable sales due to a higher installed base of Precision Flow units, increased utilization and higher average selling prices, partially offset by lower average selling prices of our capital units due to mix.  U.S. disposable revenue grew $1.4 million or 21.7% over the fourth quarter of 2018. International revenue growth in the fourth quarter was primarily driven by an increase in disposable sales due to a higher installed base of Precision Flow units and higher average selling prices which were partially offset by lower utilization rates. International disposable revenue grew $328,000 or 20.2% over the fourth quarter of 2018.

Our total installed base of Precision Flow units at the end of the fourth quarter of 2019 was 16,580 units, comprised of 11,882 and 4,698 units in the U.S. and International markets, respectively.  This represents a 18.0% increase over our installed base at the end of the fourth quarter of 2018.  We sold and leased 353 and 251 Precision Flow units in the U.S. and International markets, respectively, in the fourth quarter of 2019.  In the fourth quarter of 2019, we sold 73,276 and 22,975 disposables in the U.S. and International markets, respectively.

Gross profit for the fourth quarter of 2019 was $5.9 million, an increase of $1.0 million over the fourth quarter of 2018. Gross margin was 45.1% in the fourth quarter of 2019 compared to 41.2% in the fourth quarter of 2018. The increase in gross margin was driven by an increase in the average selling prices of disposables worldwide, an increase in average selling prices of International capital units, a decrease in disposable component costs in comparison to the fourth quarter of 2018, and a favorable sales mix of disposables.

Operating expenses were $18.6 million in the fourth quarter of 2019, an increase of $2.8 million as compared to $15.8 million in the same period last year. The increase in operating expenses was primarily a result of increased public company related expenses, as well as product development costs and increased investments in sales and marketing initiatives.

Net loss for the fourth quarter of 2019 was $12.5 million, or $0.60 per share, compared to $12.9 million, or $1.39 per share, in the fourth quarter of 2018. Net loss per share was based on 20,830,169 and 9,232,750 weighted average shares outstanding for the fourth quarter of 2019 and 2018, respectively.

Adjusted EBITDA was ($10.8) million for the fourth quarter of 2019 as compared to ($10.2) million for the fourth quarter of 2018.  The $584,000 increase in Adjusted EBITDA loss in the fourth quarter of 2019 was primarily due to higher operating expenses resulting from higher levels of general and administrative expenses which include public company related costs, research and development expenses which include investments in new product development costs and sales and marketing expenses which include the expansion of the U.S. salesforce in the fourth quarter of 2019, partially offset by higher gross profit.

Exhibit 99.1

Results for the Twelve Months Ended December 31, 2019

The following table reflects the Company’s net revenue for the twelve months ended December 31, 2019 and 2018:

	Year Ended December 31,
	2019		2018		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
Revenue
Capital (product & lease revenue)	$11,045	22.9%	$12,114	28.6%	$(1,069)	(8.8%)
Disposable	35,055	72.9%	28,453	67.1%	6,602	23.2%
Service	2,004	4.2%	1,810	4.3%	194	10.7%
Total revenue	$48,104	100.0%	$42,377	100.0%	$5,727	13.5%

Revenue for 2019 was $48.1 million, representing a 13.5% increase over 2018. Total capital revenue, including both product sales and lease revenue, decreased 8.8% year over year primarily as a result of fewer sales and leases of our Precision Flow units worldwide and lower average selling prices in the United States. Disposable revenue for the twelve months represented 72.9% and 67.1% of total revenue in 2019 and 2018 respectively.  The increase in revenue was primarily driven by an increase in disposable sales related to an increase in the installed base of Precision Flow capital units worldwide.

Revenue information by geography is summarized as follows:

	Year Ended December 31,
	2019		2018		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
United States	$36,583	76.0%	$33,010	77.9%	$3,573	10.8%
International	11,521	24.0%	9,367	22.1%	2,154	23.0%
Total Revenue	$48,104	100.0%	$42,377	100.0%	$5,727	13.5%

Revenue growth in the U.S. and International markets in 2019 was driven primarily by an increase in disposable sales related to an increase in the installed base of Precision Flow capital units worldwide.  In 2019, we sold and leased 1,311 Precision Flow capital units and sold approximately 263,092 disposables in the U.S. and we sold and leased 843 Precision Flow capital units and sold approximately 88,944 disposables in International markets, respectively. U.S. disposable revenue grew $4.7 million or 20.5% as compared to 2018 while International disposable revenue grew $1.9 million or 34.5% as compared to 2018.

Gross profit for the twelve months of 2019 was $21.3 million, an increase of $4.5 million over 2018. Gross margin was 44.3% in comparison to 39.6% in 2018. The increase in gross margin was driven by a decrease in disposable component costs, increased average selling prices on disposables worldwide, and a favorable sales mix of disposables. Additionally, we improved operating efficiency by holding operating overhead constant while increasing throughput in our manufacturing facility to support continued sales growth.

Operating expenses were $69.5 million for the twelve months of 2019, an increase of $15.5 million as compared to $54.0 million in the same period of 2018. The increase in operating expenses was primarily a result of general and administrative expenses primarily due to increased public company costs, research and development expenses due to new product development, and increases in sales and marketing expenses related to an expansion in the number of U.S. sales territories.

Net loss for the twelve months of 2019 was $51.1 million or $2.74 per share compared to $42.5 million or $14.65 per share in 2018. Net loss per share was based on 18,604,707 and 2,905,085 weighted average shares outstanding for the twelve months of 2019 and 2018, respectively.

Adjusted EBITDA was ($41.3) million for the twelve months of 2019 as compared to ($34.6) million for the twelve months of 2018.  The increase in Adjusted EBITDA loss in 2019 was due to higher operating expenses resulting from higher levels of general and administrative expenses which include public company related costs, research and development expenses which include investments in new product development costs and sales and marketing expenses which include the expansion of the U.S. salesforce in the fourth quarters of 2018 and 2019.

Exhibit 99.1

Cash Position

Cash and cash equivalents were $71.7 million as of December 31, 2019 compared to $83.5 million as of September 30, 2019 and $58.2 million as of December 31, 2018.

Fiscal 2020 Outlook

For fiscal 2020, we expect revenue in the range of $52.9 million to $54.5 million, representing an anticipated year-over-year increase of between 10% to 13%.

In the first quarter of 2020, we expect revenue in the range of $13.4 million to $13.9 million, representing an anticipated year-over year increase of 9% to 13%.

For fiscal 2020, we expect gross margin to be in the range of 46.5% and 47.5%.

For fiscal 2020, we expect operating expenses to be in the range of $71.0 million to $73.0 million.

Conference Call

Management will host a conference call at 4:30 p.m. Eastern Time on March 4th to discuss the results of the quarter and the year with a question and answer session. To listen to the conference call on your telephone, please dial (877) 201-0168 for U.S. callers, or (647) 788-4901 for international callers, approximately ten minutes prior to the start time and reference conference code 9050486. To listen to a live webcast, please visit the Investors section of the Vapotherm website at: http://investors.vapotherm.com/events-and-presentations/events. The webcast replay will be available on the Vapotherm website for 90 days following completion of the call. A replay of this conference call will be available by telephone through March 11, 2020 by dialing (800) 585-8367 in the U.S. or (416) 621-4642 outside of the U.S. The replay access code is 9050486.

Website Information

Vapotherm routinely posts important information for investors on the Investor Relations section of its website, http://investors.vapotherm.com/. Vapotherm intends to use this website as a means of disclosing material, non-public information and for complying with Vapotherm’s disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Vapotherm’s website, in addition to following Vapotherm’s press releases, Securities and Exchange Commission filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Vapotherm’s website is not incorporated by reference into, and is not a part of, this document.

Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of EBITDA and Adjusted EBITDA, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release represents net loss less interest expense, net and depreciation and amortization and tax. Adjusted EBITDA in this release represents EBITDA as adjusted for the impact of foreign currency loss or gain, litigation settlement gains or losses, gain or loss on extinguishment of debt, the change in fair value of warrant liabilities, and stock-based compensation expense. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in tables accompanying this release.

Adjusted EBITDA is presented because the Company believes it is a useful indicator of its operating performance. Management uses the measure principally as a measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes this measure is useful to investors as supplemental information because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP. It should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contain certain other limitations, including the failure to reflect our capital expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the

Exhibit 99.1

future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA on a supplemental basis. The Company’s definition of this measure is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

About Vapotherm

Vapotherm, Inc. is a publicly traded developer and manufacturer of advanced respiratory technology based in Exeter, New Hampshire, USA. The Company develops innovative, comfortable, non-invasive technologies for respiratory support of patients with chronic or acute breathing disorders. Over 2.1 million patients have been treated with Vapotherm Hi-VNI Technology. Hi-VNI Technology is mask-free noninvasive ventilatory support for spontaneously breathing patients and is a front-line tool for relieving respiratory distress—including hypercapnia, hypoxemia, and dyspnea. It allows for the fast, safe treatment of undifferentiated respiratory distress with one tool. Hi-VNI Technology’s mask-free interface delivers optimally conditioned breathing gases, making it comfortable for patients and reducing the risks associated with mask therapies. While being treated, patients can talk, eat, drink and take oral medication. For more information, visit www.vapotherm.com.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about the expansion of our installed base, driving disposable revenue growth, the potential launch of new products and full year or quarterly revenue, gross margin, and operating expense guidance. In some cases, you can identify forward-looking statements by terms such as ‘‘expect,’’ “guide” or “typically” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to the following: Vapotherm has incurred losses in the past and may be unable to achieve or sustain profitability in the future, Vapotherm may need to raise additional capital to fund its existing commercial operations, develop and commercialize new products, and expand its operations, Vapotherm’s dependence on sales generated from its Precision Flow systems, competition from multi-national corporations who have significantly greater resources than Vapotherm and are more established in the respiratory market, the ability for Precision Flow systems to gain increased market acceptance, its inexperience directly marketing and selling its products, the potential loss of one or more suppliers, Vapotherm’s susceptibility to seasonal fluctuations, Vapotherm’s failure to comply with applicable United States and foreign regulatory requirements, the failure to obtain U.S. Food and Drug Administration or other regulatory authorization to market and sell future products or its inability to secure and maintain patent or other intellectual property protection for its products and the other risks and uncertainties included under the heading “Risk Factors” in Vapotherm’s Annual Report on Form 10-K for the fiscal year ended December, 31, 2019, as filed with the Securities and Exchange Commission on March 4, 2020, and in any subsequent filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release reflect Vapotherm’s views as of the date hereof, and Vapotherm does not assume and specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Exhibit 99.1

Financial Statements:

VAPOTHERM, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31,
	2019	2018
Assets
Current assets
Cash and cash equivalents	$71,655	$58,223
Accounts receivable, net	8,243	7,107
Inventories	9,137	13,710
Prepaid expenses and other current assets	4,066	2,683
Total current assets	93,101	81,723
Property and equipment, net	15,086	13,416
Restricted cash	1,852	1,799
Goodwill	588	-
Intangible assets, net	353	-
Deferred income tax assets	66	-
Other long-term assets	844	308
Total assets	$111,890	$97,246
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,753	$3,148
Contract liabilities	137	79
Accrued expenses and other liabilities	9,809	7,653
Short-term line of credit	3,491	3,163
Total current liabilities	16,190	14,043
Long-term loans payable, net	41,787	31,317
Other long-term liabilities	174	325
Total liabilities	58,151	45,685
Commitments and contingencies (Note 11)
Stockholders' equity
Preferred stock ($.001 par value) 25,000,000 shares authorized; no shares issued and outstanding as of December 31, 2019 and 2018	-	-
Common stock ($.001 par value) 175,000,000 shares authorized as of December 31, 2019 and 2018; 20,851,531 and 16,782,837 shares issued and outstanding as of December 31, 2019 and 2018, respectively	21	17
Additional paid-in capital	319,115	265,926
Accumulated other comprehensive income	44	-
Accumulated deficit	(265,441)	(214,382)
Total stockholders' equity	53,739	51,561
Total liabilities and stockholders’ equity	$111,890	$97,246

Exhibit 99.1

Vapotherm, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended December 31,
	2019	2018
Net revenue	$13,010	$11,686
Cost of goods sold	7,147	6,868
Gross profit	5,863	4,818
Operating expenses
Research and development	3,656	2,697
Sales and marketing	9,903	9,596
General and administrative	5,021	3,397
Loss on disposal of fixed assets	-	62
Total operating expenses	18,580	15,752
Loss from operations	(12,717)	(10,934)
Other (expense) income
Foreign currency gain	81	2
Interest income	202	97
Gain on litigation settlement	1,151	-
Interest expense	(1,313)	(1,042)
Loss on extinguishment of debt	-	(1,000)
Net loss before income taxes	$(12,596)	$(12,877)
Provision for income taxes	(146)	-
Net loss	$(12,450)	$(12,877)
Other comprehensive income, net of tax:
Foreign currency translation adjustments	114	-
Total other comprehensive income	$114	$-
Total comprehensive loss	$(12,336)	$(12,877)

Net loss per share basic and diluted	$(0.60)	$(1.39)
Weighted-average number of shares used in calculating net loss per share, basic and diluted	20,830,169	9,232,750

Exhibit 99.1

Vapotherm, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2019	2018
Net revenue	$48,104	$42,377
Cost of revenue	26,793	25,605
Gross profit	21,311	16,772
Operating expenses
Research and development	13,376	8,771
Sales and marketing	37,689	33,927
General and administrative	18,410	11,186
Loss on disposal of property and equipment	-	121
Total operating expenses	69,475	54,005
Loss from operations	(48,164)	(37,233)
Other (expense) income
Foreign currency gain	44	-
Interest income	860	118
Gain on litigation settlement	1,151	-
Interest expense	(5,096)	(3,064)
Loss on extinguishment of debt	-	(2,842)
Gain on change in fair value of warrant liabilities	-	553
Net loss before income taxes	$(51,205)	$(42,468)
Benefit for income taxes	(146)	-
Net loss	$(51,059)	$(42,468)
Accretion of preferred stock to redemption value	-	(81)
Net loss attributable to common stockholders	$(51,059)	$(42,549)
Other comprehensive income, net of tax:
Foreign currency translation adjustments	44	-
Total other comprehensive income	$44	$-
Total comprehensive loss	$(51,015)	$(42,468)

Net loss per share attributable to common stockholders - basic and diluted	$(2.74)	$(14.65)
Weighted-average number of shares used in calculating net loss per share, basic and diluted	18,604,707	2,905,085

Exhibit 99.1

VAPOTHERM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2019	2018
		(As Adjusted)
Cash flows from operating activities
Net loss	$(51,059)	$(42,468)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	3,078	2,167
Stock-based compensation expense	3,836	502
Amortization of discount on debt	234	123
Loss on disposal of property and equipment	101	511
Provision for bad debts	104	273
Loss on extinguishment of debt	-	2,842
Gain on litigation settlement	(1,151)	-
Deferred income taxes	(147)
Change in fair value of warrants	-	(553)
Changes in operating assets and liabilities:
Accounts receivable	(833)	(425)
Inventories	5,063	(2,252)
Prepaid expenses and other assets	(1,218)	(443)
Accounts payable	98	896
Contract liabilities	58	15
Accrued expenses and other liabilities	2,174	(1,206)
Net cash used in operating activities	(39,662)	(40,018)
Cash flows from investing activities
Acquisition of business, net of cash acquired	(1,560)	-
Purchases of property and equipment	(4,747)	(5,180)
Net cash used in investing activities	(6,307)	(5,180)
Cash flows from financing activities
Proceeds from issuance of common stock in connection with public offering, net	48,669	59,892
Proceeds on loans	10,500	32,000
Proceeds from issuance of redeemable convertible preferred stock, net	-	9,919
Repayment of loans payable	-	(22,328)
Public offering costs	(393)	(2,498)
Debt issuance costs	(29)	(800)
Short-term line of credit	316	136
Proceeds from exercise of stock options and purchase of restricted stock	386	539
Net cash provided by financing activities	59,449	76,860
Effect of exchange rate changes on cash, cash equivalents and restricted cash	5	-
Net increase in cash, cash equivalents, and restricted cash	13,485	31,662
Cash, cash equivalents and restricted cash
Beginning of year	60,022	28,360
End of year	$73,507	$60,022
Supplemental disclosures of cash flow information
Interest paid during the period	$4,793	$3,028
Issuance of common stock upon vesting of restricted stock	$402	$360
Issuance of warrants in conjunction with debt draw down	$293	$-
Property and equipment purchases in accrued expenses	$135	$21
Conversion of preferred stock to common stock	$-	$162,637

Exhibit 99.1

Non-GAAP Financial Measures

The following tables contain a reconciliation of net loss to Adjusted EBITDA for the three and twelve months ended December 31, 2019 and 2018, respectively.

	Three Months Ended December 31,
	Amount		Change
	2019	2018	$	%
	(in thousands, except percentages)
Net loss	$(12,450)	$(12,877)	$427	3.3%
Interest expense, net	1,111	945	166	(17.6%)
Benefit for income taxes	(146)	-	(146)	100.0%
Depreciation and amortization	859	606	253	(41.7%)
EBITDA	$(10,626)	$(11,326)	$700	6.2%
Foreign currency	(81)	(2)	(79)	3950.0%
Gain on litigation settlement	(1,151)	-	(1,151)	100.0%
Loss on extinguishment of debt	-	1,000	(1,000)	100.0%
Stock based compensation	1,081	135	946	(700.7%)
Adjusted EBITDA	$(10,777)	$(10,193)	$(584)	(5.7%)

	Year Ended December 31,
	Amount		Change
	2019	2018	$	%
	(in thousands, except percentages)
Net loss	$(51,059)	$(42,468)	$(8,591)	(20.2%)
Interest expense, net	4,236	2,946	1,290	(43.8%)
Benefit for income taxes	(146)	-	(146)	100.0%
Depreciation and amortization	3,078	2,167	911	(42.0%)
EBITDA	$(43,891)	$(37,355)	$(6,536)	(17.5%)
Foreign currency	(44)	-	(44)	100.0%
Gain on litigation settlement	(1,151)	-	(1,151)	100.0%
Loss on extinguishment of debt	-	2,842	(2,842)	100.0%
Change in fair value of warrant liabilities	-	(553)	553	(100.0%)
Stock based compensation	3,836	502	3,334	(664.1%)
Adjusted EBITDA	$(41,250)	$(34,564)	$(6,686)	(19.3%)

SOURCE: Vapotherm, Inc.

Investor Relations Contacts:

Mark Klausner or Mike Vallie, Westwicke, an ICR Company, ir@vtherm.com, +1 (603) 658-0011